Ernst & Young LLP    Suite 400                  Phone  510 977 2900
                     2175 North California Blvd.
                     Walnut Creek
                     California 94596-3579



November 29, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K/A, Amendment No. 2 dated November 29, 1995, of National Capital Management Corporation and are in agreement with the statements contained in paragraphs 4.(a)(1)(i),(ii),(iv) and the first sentence of (v)(A) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the first sentence of paragraph 4.(a)(1)(v)(A) on page 1 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 1994 financial statements.


                                        /s/ERNST & YOUNG LLP